                              EXHIBIT NUMBER 4(a)3

            CONTRACT FOR SUBSCRIPTION OF 2% WING ON CONVERTIBLE NOTE

THIS AGREEMENT dated 13 January 2004 is made

BETWEEN:

(1) WING ON TRAVEL (HOLDINGS) LIMITED, a company incorporated in Bermuda whose registered office is situated at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and principal place of business in Hong Kong is situated at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong (the "COMPANY"); and

(2) CHINA ENTERPRISES LIMITED, a company incorporated under the laws of Bermuda whose registered office is situated at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (the "SUBSCRIBER").

WHEREAS:

(A) The Company currently has an authorized share capital of HK$500,000,000.00 divided into 50,000,000,000 Shares and an issued share capital of HK$183,167,327.70 divided into 18,316,732,770 Shares.

(B) On 19 April 2002 the Company issued and the Subscriber procured Million Good (as defined below) to subscribe in cash for the 2002 Convertible Note (as defined below) for a principal amount of HK$120,000,000.00 upon the terms and subject to the conditions set out therein. The 2002 Convertible Note entitles the holder to convert the principal amount thereof into the Shares at the current conversion price of HK$0.032 per Share (subject to adjustment) from and up to and including 19 April 2004.

(C) Million Good has exercised the conversion rights under the 2002 Convertible Note to convert part of the principal amount of the 2002 Convertible Note into Shares and, as at the date of this Agreement, the Company is still owing to it a principal amount of HK$84,800,000.00 under the 2002 Convertible Note.

(D) The Company has conditionally agreed to issue the Note and the Subscriber has conditionally agreed to subscribe for the Note upon and subject to the terms and conditions set out in this Agreement and the Conditions.

(E) As at the date of this Agreement, the Subscriber is the beneficial owner of 5,900,000,000 Shares in the capital of the Company, representing about
      32.2 per cent of the entire issued share capital of the Company.

NOW IT IS HEREBY AGREED as follows:

1.    INTERPRETATION

1.1 In this Agreement, including the Recitals hereto, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:

      "Accounts"                 the audited consolidated accounts of the
                                 Company for the nine months ended 31 December
                                 2002 set out in the published December 2002
                                 Annual Report of the Company;

      "Announcement"             the announcement to be made by the Company in
                                 relation to, inter
                                 alia, this Agreement and the proposed issue of the Note, substantially in the form annexed marked "A";

      "Business Day"             a day (excluding Saturday) on which banks in
                                 Hong Kong are generally open for business for more than four hours;

      "Certificate"              the certificate to be issued in respect of the
                                 Note substantially in the form set out in
                                 Schedule 1;

      "Completion"               the performance by the parties hereto of their
                                 respective obligations under Clause 4 and
                                 Schedule 2;

      "Completion Date"          the third Business Day after fulfillment
                                 or waiver (as the case may be) of all of the Conditions Precedent pursuant to the terms herein or such other date as the parties hereto may agree in writing, on which Completion is to take place;

      "Concert parties"          of a person means parties acting in
                                 concert with that person as defined in the Takeovers Code;

      "Conditions"               the terms and conditions to be attached to or
                                 form part of the Note (with such amendments thereto as the parties may agree), and "Condition" refers to the relative numbered paragraph of the Conditions;

      "Conditions Precedent"     the conditions precedent set out in Clause 3.1;

      "Conversion Rights"        the rights attached to the Note to
                                 convert the principal amount (or any part(s) thereof) of the Note into Shares;

      "Conversion Shares"        the Shares to be issued by the Company under
                                 the Note upon exercise of the Conversion Rights or otherwise pursuant to the Conditions;

      "2002 Convertible Note"    the 2% convertible note due 2004 in the
                                 principal amount of HK$120,000,000.00 issued by the Company on 19 April 2002 to Million Good pursuant to a subscription agreement dated 1
                                 February 2002 made between the Company and the Subscriber (the "2002 Subscription Agreement");

      "Executive"                the Executive Director for the time being of
                                 the Corporate Finance Division of the SFC or any delegate for the time being of the Executive Director;

      "Group" the Company and its subsidiaries (as that term is defined in section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong
                                 Kong));

      "Hong Kong"                the Hong Kong Special Administrative Region of
                                 the People's Republic of China;

      "Interim Report"           the published interim financial report of the
                                 Company for the six months ended 30 June 2003;

      "Listing Rules"            the Rules Governing the Listing of Securities
                                 on the Stock Exchange;

      "Million Good"             Million Good Limited, a company incorporated in
                                 the British Virgin Islands and a wholly owned subsidiary of the Subscriber;

      "Note" the 2% convertible note due 2007 in the principal amount of HK$155,000,000.00 to be issued by the Company to the Subscriber or its nominee(s) pursuant hereto;

      "Notes Subscription
      Agreements"                the agreements of even date between the Company
                                 and each of Capital Strategic Investment
                                 Limited, Hutchison International Limited, Yu,
                                 Kam Yuen Lincoln, Great Honest Investment
                                 Company Limited and Citiway Investments Limited in relation to convertible notes in the aggregate principal amount of HK$195,000,000.00 to be issued to them by the Company;

      "SFC"                      Securities and Futures Commission in Hong Kong;

      "Share Option Plan"        the share option scheme adopted by the Company
                                 on 3 May 2003 under which the Company may grant options to subscribe for Shares to full time employees, executives or officers (including executive and non-executive directors) of the Company and its subsidiaries and any suppliers, consultants, agents or advisers as incentives and rewards for their contribution to the Group;

      "Shares" the shares of HK$0.01 each in the share capital of the Company existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification thereof;

      "Stock Exchange"           The Stock Exchange of Hong Kong Limited;

      "Takeovers Code"           the Hong Kong Code on Takeovers and Mergers;

      "Warranties"               the representations, warranties and
                                 undertakings of the Company contained in Clause
                                 5 and Schedule 3; and

      "HK$" and "cents"          Hong Kong dollars and cents, respectively.

1.2 Expressions defined in the Conditions shall, unless the context otherwise requires, have the same meanings where used herein.

1.3 The expression "Company" and "Subscriber" shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.4 In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing any gender or the neuter include both genders and the neuter; references to this Agreement or any issue document shall be construed as references to such document as the same may be amended or supplemented from time to time; unless otherwise stated, references to "Clauses" and the "Schedules" are to clauses of and schedules to this Agreement. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.    SUBSCRIPTION FOR THE NOTE

2.1 Subject to fulfillment or waiver (as the case may be) of the Conditions Precedent, the Subscriber shall subscribe or procure the subscription by its nominee(s) of the Note at 100 per cent. of its face value and shall settle the subscription price at Completion in accordance with paragraph 2 of Schedule 2.

2.2 Subject to fulfillment or waiver (as the case may be) of the Conditions Precedent, the Company shall at Completion issue the Note at its full face value to the Subscriber or such nominee(s) as the Subscriber may direct.

3.    CONDITIONS PRECEDENT

3.1 The obligations of the parties hereto to effect Completion shall be conditional upon:

      (a) the Listing Committee of the Stock Exchange having granted (either unconditionally or subject only to conditions to which the Company and the Subscriber have no reasonable objection) listing of, and permission to deal in, the Conversion Shares;

      (b) the passing of all necessary resolutions, on a poll where necessary, by the shareholders (being, where required by the Stock Exchange or the SFC, the independent shareholders) of the Company at general meeting to approve:

            (i) the Company's entering into this Agreement and performance of the transactions contemplated in this Agreement including the issue of the Note and the issue and allotment of the Conversion Shares in accordance with the Note; and

            (ii) the grant of a waiver by the Executive in respect of the obligation of the Subscriber and the parties acting in concert with it (if any) to make a mandatory general offer for the Shares not already owned or agreed to be acquired by the Subscriber or any parties acting in concert with it (if any) as a result of the issue and subscription of the Conversion Shares upon exercise of the conversion rights under the Note in accordance with note 1 of the "Notes on dispensations from Rule 26" of the Takeovers Code (the "Whitewash Waiver");

      (c) the Whitewash Waiver having been obtained and not having been revoked or amended and, where the Whitewash Waiver is subject to conditions, such conditions being reasonably acceptable to the Subscriber and, to the extent that any such conditions are required to be fulfilled before the Whitewash Waiver becomes effective, they are so fulfilled;

      (d) if required, the Bermuda Monetary Authority having approved the issue of the Note and the Conversion Shares and the transferability of the Note and the Conversion Shares;

      (e) all the conditions precedent (save and except such condition(s) precedent relating to the fulfillment of all the Conditions Precedent) under each of the Notes Subscription Agreements having been fulfilled or waived (as the case may be) in accordance with the provisions thereof;

      (f) there being no event existing or having occurred and no condition being in existence which would be (after the issue of the Note) an event of default under Condition 10 of the Conditions and no event or act having occurred which, with the giving of notices, or the lapse or time, or both, would (after the issue of the Note), constitute such an event of default;

      (g) the Warranties remaining true and accurate in all material respects and not misleading in any material respect;

      (h) there being no occurrences of circumstances which, in the reasonable opinion of the Subscriber, will have a material adverse effect on the financial condition, prospects, earning, business, undertaking or assets of the Group, in each case, taken as a whole, since the date of this Agreement; and

      (i) all necessary approvals from the relevant governmental or regulatory authorities in Hong Kong, Bermuda and the United States required of either the Company or the Subscriber for the consummation of transactions contemplated in this Agreement having been obtained and all filings having been made and waiting periods having expired or been terminated.

3.2 The Company shall use its best endeavours to procure the fulfillment of all the Conditions Precedent as soon as practicable and in any event on or before the Long Stop Date (as defined in Clause 3.3). The Company shall forthwith notify the Subscriber by notice in writing upon the fulfillment of any of the Conditions Precedent and shall produce evidence in relation thereto to the Subscriber's reasonable satisfaction.

3.3 If the Conditions Precedent are not fulfilled (or, in respect of the Conditions Precedent set out in Clauses 3.1 (f), (g) and (h) above, waived by the Subscriber in its absolute discretion) on or before 31 March 2004 (or such later date as may be agreed in writing between the Subscriber and the Company) ("Long Stop Date"), this Agreement (save and except Clauses 3.4, 8 to 11) shall lapse and become null and void and the parties hereto shall be released from all obligations hereunder, save for any liability arising out of any antecedent breaches hereof.

3.4 For the avoidance of doubt, the parties hereby acknowledge that unless and until Completion shall have occurred in accordance with the terms hereof, none of Million Good's or the Subscriber's rights, claims, entitlements or benefits arising from the 2002 Convertible Note or the 2002 Subscription Agreement will be affected, prejudiced or diminished in any manner.

4.    COMPLETION

      Completion shall take place at the offices of the Company in Hong Kong (or at such other venue as the parties may agree) at or about 11:00 a.m. (Hong Kong time) on the Completion Date simultaneously with completion of the Notes Subscription Agreements, at which each party hereto shall perform or shall procure the performance of its obligations set out in Schedule 2.

5.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE COMPANY

5.1 The Company hereby represents, warrants and undertakes to the Subscriber that as at the date hereof and as at Completion, each of the statements in
      Schedule 3 remains true, correct and accurate.

5.2 The Company undertakes to notify the Subscriber forthwith on any matter or event coming to its attention prior to Completion which shows any of the Warranties to be or to have been untrue, misleading or inaccurate in any material respect.

5.3 The Company hereby agrees and acknowledges that the Subscriber is entering into this Agreement in reliance on the Warranties and is entitled to treat such representations and warranties as conditions of the Agreement. However, save and except as expressly stipulated in Clause 5 and Schedule 3, the Subscriber hereby expressly acknowledges and agrees that the Company has not, and shall not be deemed to have, given any representations, warranties or undertakings in relation to any and all of the transactions contemplated in this Agreement and any and all such representations, warranties and undertakings are hereby expressly excluded.

5.4 The Company hereby undertakes to indemnify and keep indemnified the Subscriber against any damages, losses, costs, expenses (including legal costs and expenses) or other liabilities which it may suffer or incur as a result of or in connection with any breach of the Warranties or any of the Warranties being untrue or misleading.

5.5 If the Company fails to perform any of its obligations (including its obligation at Completion) under this Agreement or breaches any material terms of the Warranties set out in this Agreement prior to Completion then without prejudice to all and any other rights and remedies available at any time to the Subscriber (including but not limited to the right to damages for any loss suffered) the Subscriber may, by notice either require the Company to perform such obligations or, insofar as the same is practicable, remedy such breach, or to the extent it relates to the failure of the Company to perform any of its material obligations on or prior to Completion treat the Company as having repudiated this Agreement and rescind the same. The rights conferred upon the Subscriber by the provisions of this Clause 5.5 are additional to and do not prejudice any other rights the Subscriber may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

5.6 The Company is deemed to have repeated all the Warranties on the basis that such Warranties will, at all times from the date of this Agreement up to and including the date on which all obligations (including payment obligations) of the Company under the Note and under this Agreement have been discharged in full, be true, complete and accurate in all respects (with respect to facts and circumstances at such time except as specifically provided otherwise) and such Warranties shall have effect as if given at each of such times as well as the date of this Agreement.

5.7 The Company further undertakes to and in favour of the Subscriber that, so long as the Note remains outstanding, it will not and will procure that no member of the Group will, without the prior written consent of the Subscriber (which consent may be subject to such conditions as the Subscriber sees fit to impose):

      (a) consolidate or amalgamate with or merge into any other person, take any step with a view to dissolution, liquidation or winding-up or acquire all or a substantial part of the assets of any other person;

      (b) except as expressly herein provided, sell, transfer, lease or otherwise dispose of the whole or any substantial part of its undertaking or its property or assets, whether by a single transaction or by a number of transactions whether related or not;

      (c) lend any money or extend any credit, except in the ordinary course of its business, or make any investments that would have a material adverse effect on its financial condition or significantly change the character of its business;

      (d) except for indebtedness incurred pursuant to this Agreement and the Notes Subscription Agreements or indebtedness incurred in the ordinary course of the Group's business and not material in amount, incur or create any indebtedness or give any guarantee or indemnity or act as surety in respect of any indebtedness of any other person; or

      (e) create or permit to exist any encumbrance over all or any of its present or future undertaking or property or its present or future revenues or assets.

6.    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE SUBSCRIBER

6.1 The Subscriber hereby represents, warrants and undertakes that as at the date hereof and as at Completion:

      (a) the information set out in Recital (E) is true and correct in all respects with respect to the facts as prevailing as at the date hereof;

      (b) it is duly incorporated and validly existing under the laws of its place of incorporation and has the authority to enter into and perform this Agreement and that in entering into this Agreement and in performing its obligations hereunder (including the holding of the Note and the exercising of its rights thereunder) it does not and shall not do so in breach of any applicable legislation; and

      (c) this Agreement constitutes valid, binding and enforceable obligations of the Subscriber.

6.2 The Subscriber hereby agrees and acknowledges that the Company is entering into this Agreement in reliance on the representations and warranties made by it under Clause 6.1. However, save and except as expressly stipulated in Clause 6.1, the Company hereby expressly acknowledges and agrees that the Subscriber has not, and shall not be deemed to have, given any representations, warranties or undertakings in relation to any and all of the transactions contemplated in this Agreement and any and all such representations, warranties and undertakings are hereby expressly excluded.

7.    NOTICES

      Any notice required or permitted to be given by or under this Agreement shall be in writing and if to the Company or the Subscriber shall be given by delivering it to its address or facsimile number shown below:

      If to the Company to:
            7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong
            Facsimile : (852) 2542 0298
            Attention : Board of Directors

            If to the Subscriber to:
            8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong
            Facsimile : (852) 2810 6982
            Attention : Board of Directors

      or to such other address or facsimile number as the party concerned may have notified to the other parties pursuant to this Clause and may be given by sending it by registered post or by hand to such address or by facsimile transmission to such facsimile number, or to such other address or facsimile number as the party concerned may have notified to the other parties in accordance with this Clause. Such notice shall be deemed to be served on the day of delivery or facsimile transmission (or, if the day of delivery or transmission is not a Business Day or if the delivery or transmission is made after 5:00 pm Hong Kong time, it will deem to be served on the immediately following Business Day), or in the case of registered post 48 hours after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

8.    COSTS AND EXPENSES

      Each party shall bear its own costs and expenses (if any) incurred by it in connection with the preparation, negotiation and settlement of this Agreement. Capital fees, stamp duty and all other fees and duties (if any) relating to the issue and delivery of the Note, fulfillment of the Conditions Precedent, allotment and issue of the Conversion Shares shall be borne by the Company.

9.    GENERAL PROVISIONS RELATING TO AGREEMENT

9.1   Time shall be of the essence of this Agreement.

9.2 This Agreement shall be binding on and ensure for the benefit of the successors of each of the parties and (subject to the other provisions of this Agreement and the Conditions) permitted assigns provided that the benefits and obligations or any part thereof bestowed upon each party to this Agreement shall not be capable of being assigned, transferred, encumbered or otherwise disposed of save and except any assignment, transfer, encumbrance or disposal thereof in connection with a transfer of the Note by the holder in accordance with the Conditions.

9.3 The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such party of any other right or remedy it may have in respect of that breach.

9.4 Any right or remedy conferred by this Agreement on either party for breach of this Agreement (including without limitation the breach of any representations and warranties) shall be in addition and without prejudice to all other rights and remedies available to it in respect of that breach.

9.5 Any provision of this Agreement which is capable of being performed after Completion but which has not been performed on or before Completion and all Warranties contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

9.6 This Agreement (together with the other documents referred to herein including, without limitation, the Note) constitutes the entire agreement between the parties with respect to its subject matter (neither party having relied on any representation or warranty made by the other parties which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all the parties.

9.7 Save and except in respect of the 2002 Subscription Agreement and 2002 Convertible Note which shall continue to have full force and effect until Completion shall have occurred and without prejudice to Clause 3.4 which shall survive any termination of this Agreement pursuant to Clause 3.3, this Agreement supersedes all and any previous agreements, arrangements or understandings between the parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof.

9.8 If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

9.9 The terms of this Agreement and the Note shall remain valid and enforceable notwithstanding the issue and redemption or conversion of the Note to the extent that any of the terms in this Agreement or the Note has not been fully and properly performed or satisfied.

9.10 Subject to the requirements of the Stock Exchange and the SFC, and save for the Announcement, neither party hereto shall make any press or other announcements relating to this Agreement and the Note without the consent of the other party as to the form and manner of such announcement (such consent not to be unreasonably withheld). Any announcement or supply of information by either party required to be made pursuant to the requirements of the Stock Exchange or the SFC shall be issued or released only after such prior consultation with the other party as is reasonably practicable in the circumstances.

9.11 The parties agree that they shall treat as strictly confidential all information received or obtained by it or its employees or advisers as a result of entering into or performing this Agreement and the Note including information relating to the provisions of this Agreement and the Note and the negotiations leading up to this Agreement and the Note, the subject matter thereof and, subject to Clause 9.10, it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavours to prevent the publication or disclosure of any such information.

9.12 Each of the parties agrees to do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for such party to do or execute or procure to be done in order to give full effect to the terms of this Agreement.

10.   COUNTERPARTS

      This Agreement may be executed by the parties hereto in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument and be binding on all parties.

11.   GOVERNING LAW AND JURISDICTION

      This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

                                   SCHEDULE 1

                                   CERTIFICATE

                                                             Certificate No. [ ]

                        WING ON TRAVEL (HOLDINGS) LIMITED
                (Incorporated in Bermuda with limited liability)

                     TWO PER CENT. CONVERTIBLE NOTE DUE 2007

Issued pursuant to the memorandum of association and bye-laws of Wing On Travel (Holdings) Limited (the "COMPANY") and a resolution of its board of directors passed on [ ] 200[4] [and a resolution of the shareholders of the Company passed on [ ] 2004].

THIS IS TO CERTIFY that [*] whose registered office is situated at [*] is the registered holder ("NOTEHOLDER") of the above-mentioned Convertible Note ("NOTE"). The Noteholder is entitled to require the Company to convert the whole or any part(s) of the principal amount outstanding under this Note into ordinary shares in the capital of the Company subject to and in accordance with the terms and conditions attached hereto which shall form an integral part of this Certificate ("CONDITIONS").

Subject to the foregoing, the Company, for value received, promises to redeem the Note and pay the principal sum of HK$155,000,000.00 to the Noteholder in accordance with the Conditions.

The Company shall pay interest on the principal amount of the Note in accordance with the Conditions.

GIVEN under the Seal of WING ON TRAVEL (HOLDINGS) LIMITED on [-], 2004.

---------------------------------
Director

---------------------------------
Secretary/Director

Note:

This Note cannot be transferred to bearer on delivery and is transferable only to the extent permitted by Condition 2 of the Conditions. This Note must be delivered to the Secretary of Wing On Travel (Holdings) Limited for cancellation and reissue of an appropriate certificate in the event of any such transfer.

(For endorsement in the event of partial conversion)

Date                    Amount Converted                      Amount Outstanding

                              TERMS AND CONDITIONS

This Note is in the principal amount of HK$155,000,000.00 and is issued by and convertible into shares of Wing On Travel (Holdings) Limited (the "COMPANY"). This Note shall be held subject to and with the benefit of the terms and conditions set out below. Terms defined in the agreement in respect of the issue of convertible note dated [*] between Wing On Travel (Holdings) Limited and [ ] shall bear the same meanings in this Note. In addition, the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise require:

"ADJUSTMENT"                  any adjustment which may be made to the Conversion
                              Price pursuant to Condition 7;

"BUSINESS DAY"                a day (except Saturday) on which banks in Hong
                              Kong are open for business for more than four hours;

"CCASS" the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

"CLOSING PRICE PER SHARE"     the closing price per Share for one or more
                              board lots of the Shares quoted on the daily quotation list of the Stock Exchange, or, if the Stock Exchange begins to operate on an extended hours basis and does not designate the closing price, then the last trade price of the Shares prior to 4:00 p.m. (Hong Kong time). If such closing price cannot be calculated for the Shares on a particular date on the foregoing bases, the closing price per Share on such date shall be the fair market value as mutually determined by the Company and the Noteholder. If the Company and the Noteholder are unable to agree upon the fair market value of the Shares, then it shall be as determined in good faith by an approved merchant bank (as defined in Condition 7.2);

"CONDITIONS"                  the terms and conditions attached to or
                              endorsed on this Note and "CONDITION" refers to the relative numbered paragraph of the Conditions;

"CONVERSION PRICE"            the price of HK$0.02 per Share, subject to the
                              Adjustment;

"CONVERSION RIGHTS"           the rights attached to this Note to convert the
                              whole or any part(s) of the principal amount into Shares;

"CONVERSION SHARES"           the Shares to be issued by the Company under
                              this Note (whether upon exercise by the Noteholder of the Conversion Rights, or otherwise pursuant to the Conditions);

"EVENTS OF DEFAULT"           shall have the meaning ascribed thereto in
                              Condition 10;

"EXERCISE DATE"               a date on which a notice is given pursuant to
                              Condition 8.1 in respect of the exercise of the Conversion Rights in accordance with the Conditions;

"HONG KONG"                   the Hong Kong Special Administrative Region of
                              the People's Republic of China;

"LISTING RULES"               the Rules Governing the Listing of Securities
                              on the Stock Exchange;

"MATURITY DATE"               has the meaning ascribed thereto in Condition
                              1;

"MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month provided that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that later month;

"NOTEHOLDER"                  the person who is for the time being the
                              registered holder of this Note;

"OTHER CONVERTIBLE NOTES"     the five convertible notes in the principal
                              amounts of HK$15,000,000.00, HK$105,000,000.00,
                              HK$20,000,000.00, HK$5,000,000.00 and
                              HK$50,000,000.00 respectively issued by the
                              Company pursuant to the Notes Subscription
                              Agreements;

"SHARES" the shares of HK$0.01 each in the share capital of the Company existing on the issue date of this Note and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification thereof;

"STOCK EXCHANGE"              The Stock Exchange of Hong Kong Limited;

"SUBSCRIPTION AGREEMENT"      the agreement dated [January 13, 2004] between
                              [China Enterprises Limited] and the Company in respect of the issue of this Note;

"TRADING DAY"                 a day on which the Shares are traded on the
                              Stock Exchange for a minimum of 3 hours and an official closing price per Share is provided by the Stock Exchange; and

"HK$" and "CENTS"             Hong Kong dollars and cents, respectively.

The expressions "COMPANY" and "NOTEHOLDER" shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

In this Note, unless the context requires otherwise:

(a) references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted form time to time;

(b)   words importing the singular include the plural and vice versa;

(c) words importing any gender or the neuter include both genders and the neuter;

(d) references to this Note or any issue document shall be construed as references to such document as the same may be amended or supplemented from time to time; and

(e) Condition headings are inserted for reference only and shall be ignored in construing this Note.

1.    Maturity

      Subject as provided herein, the Company shall repay the outstanding principal amount of this Note (together with all unpaid interests accrued thereon up to and including the date of actual repayment) subject to and in accordance with the Conditions on the third anniversary of the issue date of this Note (the "MATURITY DATE").

2.    Status and Transfer

      2.1 The obligations of the Company arising under this Note constitute general, unconditional, unsecured, unsubordinated obligations of the Company and rank, and shall rank equally among themselves and pari passu with all other present and future unsecured and unsubordinated obligations of the Company except for obligations accorded preference by mandatory provisions of applicable law. No application shall be made for a listing of this Note.

      2.2 This Note or any part(s) thereof may be assigned or transferred to any third party which is not a connected person (as that term is defined in the Listing Rules) of the Company, subject only to compliance of the conditions hereunder and further subject to the conditions, approvals, requirements and any other provisions of or under:

            (a) the Stock Exchange (and any other stock exchange on which the Shares may be listed at the relevant time) or their rules and regulations;

            (b)   the approval for listing in respect of the Conversion Shares;
                  and

            (c)   all applicable laws and regulations.

      2.3 Any assignment or transfer of this Note shall be in respect of the whole or any part(s) of the outstanding principal amount of this Note. The Company shall facilitate any such assignment or transfer, including making any necessary applications to the Stock Exchange for approval.

      2.4 Notwithstanding any other provisions of this Condition 2, this Note or any part(s) thereof shall not be transferred to any company or other person which is a connected person (as defined in the Listing Rules) of the Company.

      2.5 In relation to any assignment or transfer of this Note permitted under or otherwise pursuant to this Condition 2:

            (a) this Note or any part(s) thereof may only be transferred by execution of a form of transfer (the "Transfer Form") in the form annexed to the Conditions by the transferor and the transferee (or their duly authorized representatives). In this Condition, "transferor" shall, where the context permits or requires, include joint transferors or can be construed accordingly;

            (b)   this Note must be delivered to the Company accompanied by:

                  (i)   a duly executed Transfer Form;

                  (ii) in the case of the execution of the Transfer Form on behalf of a corporation by its officers, the authority of that person or those persons to do so;

                  and the Company shall, within two (2) Business Days of receipt of such documents from the Noteholder, cancel the existing certificate for this Note and issue a new certificate for this Note or any part(s) thereof under seal of the Company in respect of the whole or such part(s) of the principal amount of this Note so transferred, in favour of the transferee or assignee as applicable and (if appropriate) issue to the Noteholder a new certificate for such part of this Note under seal of the Company in respect of any balance thereof retained by the Noteholder; and

                  the Company shall maintain outside Hong Kong and give a full and complete register of the Noteholders, the conversion, cancellation and destruction of this Note, any replacement certificate issued in substitution for any defaced, lost, stolen or destroyed certificate and of details of all Noteholders from time to time.

      2.6 Any reasonable legal and other costs and expenses which may be properly incurred by the Company in connection with any transfer or assignment of this Note or any part(s) thereof or any request therefor shall be borne by the Noteholder.

3.    Interest

      3.1 Interest is payable on this Note at the rate of 2% per annum on the principal amount of this Note outstanding from time to time accruing from the date of issue of this Note on a daily basis and shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, including the first day of the period during which it accrues and including the last. The interest will, subject as provided herein, be payable by the Company once every six months in arrears at the end of each six-month period between the date of issue of this Note and the Maturity Date. The first payment shall be made on the date falling six months after the date of issue of this Note.

      3.2 In the event that the Noteholder has converted the whole or any part(s) of the principal amount of this Note and upon delivery to the Company of the Certificate for this Note, the Noteholder shall be entitled to interest in respect of the whole or such part(s) of the principal being converted for the period from the immediately preceding interest payment date (or the date of issue of this Note, as the case may be) up to and including the Exercise Date.

4.    Payments

      4.1 All payments by the Company hereunder shall be made in immediately available funds free and clear of any withholdings or deductions for any present or future taxes, imposts, levies, duties or other charges payable by the Company. In the event that the Company is required by law to make any such deduction or withholding from any amount paid, the Company shall pay to the Noteholder such additional amount as shall be necessary so that the Noteholder continues to receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

      4.2 All payments by the Company hereunder shall be made, not later than 11:00 a.m. (Hong Kong time) on the due date, by remittance to such bank account in Hong Kong as the Noteholder may notify the Company from time to time.

      4.3 If the due date for payment of any amount in respect of this Note is not a Business Day, the Noteholder shall be entitled to payment on the next following Business Day in the same manner together with interest accrued in respect of any such delay.

      4.4 The Company shall not be obliged to make any payment on the redemption of the outstanding principal amount of this Note until it has received the certificate for this Note.

      4.5 If the Company defaults in the payment of any sum due and payable under this Note, the Company shall pay interest on such sum to the Noteholder from the due date to the date of actual payment in full (both before and after judgment) calculated at the rate of 5% per annum.

5.    Redemption

      Unless previously converted in accordance with these Conditions, upon presentation on the Maturity Date of the original of the certificate for this Note to the Company at its address specified in Condition 15, this Note will be redeemed by the Company at its principal amount outstanding together with accrued interest thereon up to and including the Maturity Date in Hong Kong Dollars as provided in Condition 3.1.

6.    Conversion

      6.1 Subject to receipt by the Company of the documents referred to in Condition 8.1, the Noteholder shall have the right to convert on any Business Day on or prior to the Maturity Date, the whole or any part(s) of the principal amount of this Note into Shares at any time and from time to time at the Conversion Price provided that such part of the principal amount of this Note to be converted shall not be less than HK$250,000.00 at any one time, so that the number of Shares which fall to be issued (subject to Condition 6.2) shall be calculated by applying the formula : -

                  n = x/y

            where n = number of Conversion Shares to be issued

                  x = the whole or such part(s) of the principal amount of this
                      Note; and

                  y = the Conversion Price applicable on the Exercise Date.

            The Conversion Shares shall be allotted and issued in the name of the Noteholder or such entity as it may so direct pursuant to such conversion and shall be delivered to the Noteholder within two (2) Business Days after the date of presentation of the original certificate for this Note.

      6.2 No fraction of a Share shall be issued on conversion of this Note but (except in cases where any such cash entitlement would amount to less than HK$10.00) a cash payment will be made to the Noteholder in respect of such fraction. Shares issued upon conversion pursuant to Condition 6.1 shall rank pari passu in all respects with all other existing Shares outstanding at the Exercise Date and be entitled to all dividends and other distributions the record date of which falls on a date on or after the date of the conversion notice.

7     Adjustments

      7.1 Subject as hereinafter provided and save and except for cases where the Company shall issue the Other Convertible Notes and/or any Shares upon the exercise of any conversion rights attaching thereto, the Conversion Price shall from time to time be adjusted in accordance with the following relevant provisions and so that if the event giving rise to any such adjustment shall be such as would be capable of falling within more than one of sub-paragraphs (a) to (i) inclusive of this Condition 7.1, it shall fall within the first of the applicable paragraphs to the exclusion of the remaining paragraphs:

            (a) If and whenever the Shares by reason of any consolidation or sub-division become of a different nominal amount, the Conversion Price in force immediately prior thereto shall be adjusted by multiplying it by the following fraction:

                         A/B
            where:

            A = the revised nominal amount; and

            B = the former nominal amount.

            Each such adjustment shall be effective from the close of business in Hong Kong on the day immediately preceding the date on which the consolidation or sub-division becomes effective.

      (b) If and whenever the Company shall issue (other than in lieu of a cash dividend) any Shares credited as fully paid by way of capitalization of profits or reserves (including any share premium account or capital redemption reserve fund), the Conversion Price in force immediately prior to such issue shall be adjusted by multiplying it by the following fraction:

                         C/C + D

            where:

            C = the aggregate nominal amount of the issued Shares immediately before such issue; and

            D = the aggregate nominal amount of the Shares issued in such capitalization.

            Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for such issue.

      (c) If and whenever the Company shall make any Capital Distribution (as defined in Condition 7.2) (except where, and to the extent that, the Conversion Price falls to be adjusted under sub-paragraph (b) above) to holders (in their capacity as such) of Shares (whether on a reduction of capital or otherwise) or shall grant to such holders rights to acquire for cash assets of the Company or any of its subsidiaries, the Conversion Price in force immediately prior to such distribution or grant shall be adjusted by multiplying it by the following fraction:

                         E - F/E

            where:

            E = the market price (as defined in Condition 7.2) on the date on which the Capital Distribution or, as the case may be, the grant is publicly announced or (failing any such announcement) next preceding the date of the Capital Distribution or, as the case may be, of the grant; and

            F = the fair market value on the day of such announcement or (as the case may require) the next preceding day, as determined in good faith by an approved merchant bank, of the portion of the Capital Distribution or of such rights which is attributable to one Share;

            Provided that:

            (i) if in the opinion of the relevant approved merchant bank, the use of the fair market value as aforesaid produces a result which is significantly inequitable, it may instead determine, and in such event the above formula shall be construed as if F meant the amount of the said market price which should properly be attributed to the value of the Capital Distribution or rights; and

            (ii) the provisions of this sub-paragraph (c) shall not apply in relation to the issue of Shares paid out of profits or reserves and issued in lieu of a cash dividend.

            Each such adjustment shall be effective (if appropriate retroactively) from the commencement of the day next following the record date for the Capital Distribution or grant.

      (d) If and whenever the Company shall after the date hereof offer to holders of Shares new Shares for subscription by way of rights, or shall grant to holders of Shares any options, warrants or other rights to subscribe for or purchase any Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of the announcement of such offer by the following fraction:
                                        G + H x I/J/G + H

            where:

            G     = the number of Shares in issue immediately before the date of such announcement;

            H     = the aggregate number of Shares so offered for subscription;

            I     = the amount (if any) payable for the rights, options or
                    warrants or other rights to subscribe for each new Share, plus the subscription price payable for each new Share; and

            J     = the greater of either the closing price per Share on the trading day immediately prior to such announcement or the Conversion Price in effect immediately prior to the trading day immediately prior to such announcement.

            Such adjustment shall become effective (if appropriate retroactively) from the commencement of the day next following the record date for the offer.

  (e) (i) If and whenever the Company shall issue wholly for cash any securities which by their terms are convertible into or exchangeable for or carry rights of subscription for new Shares, and the Total Effective Consideration per Share (as defined below in this sub-paragraph (e)) initially receivable for such securities is less than the greater of either the closing price per Share at the date of the announcement of the terms of issue of such securities or the Conversion Price in effect immediately prior to the date of the announcement of the terms of issue of such securities (for the purpose of this section (i), the "Applicable Price"), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the issue by a fraction of which the numerator is the number of Shares in issue immediately before the date of the issue plus the number of Shares which the Total Effective Consideration receivable for the securities issued would purchase at the Applicable Price and the denominator is the number of Shares in issue immediately before the date of the issue plus the number of Shares to be issued upon conversion or exchange of, or the exercise of the subscription rights conferred by, such securities, at the initial conversion or exchange rate or subscription price. Such adjustment shall become effective (if appropriate retrospectively) from the close of business in Hong Kong on the Business Day next preceding whichever is the earlier of the date on which the issue is announced and the date on which the Company determines the conversion or exchange rate or subscription price.

      (ii) If and whenever the rights of conversion or exchange or subscription attached to any such securities as are mentioned in section (i) of this sub-paragraph (e) are modified so that the Total Effective Consideration (as defined below in this sub-paragraph (e)) per Share initially receivable for such securities shall be less than the greater of either the closing price per Share at the date of announcement of the proposal to modify such rights of conversion or exchange or subscription or the Conversion Price in effect immediately prior to the date of announcement of the proposal to modify such rights of conversion or exchange or subscription (for the purpose of this section (ii), the "Applicable Price"), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such modification by a fraction of which the numerator is the number of Shares in issue immediately before the date of such modification plus the number of Shares which the Total Effective Consideration receivable for the securities issued at the modified conversion price would purchase at the Applicable Price and of which the denominator is the number of Shares in issue immediately before such date of modification plus the number of Shares to be issued upon conversion of or the exercise of the subscription rights conferred by such securities at the modified conversion or exchange rate or subscription price, such adjustment shall take effect as at the date upon which such modification takes effect. A right of conversion or subscription shall not be treated as modified for the foregoing purposes where it is adjusted to take account of rights or capitalization issues and other events normally giving rise to adjustment of conversion or exchange terms.

            For the purposes of this sub-paragraph (e), the "Total Effective Consideration" receivable for the securities issued shall be deemed to be the consideration receivable by the Company for any such securities plus the additional minimum consideration (if any) to be received by the Company upon (and assuming) the conversion or exchange thereof or the exercise of such subscription rights, and the Total Effective Consideration per Share initially receivable for such securities shall be such aggregate consideration divided by the number of Shares to be issued upon (and assuming) such conversion or exchange at the initial conversion or exchange rate or the exercise of such subscription rights at the initial subscription price, in each case without any deduction for any commissions, discounts or expenses paid, allowed or incurred in connection with the issue.

      (f) If and whenever the Company shall issue wholly for cash any Shares at a price per Share which is less than the greater of either the closing price per Share at the date of the announcement of the terms of such issue or the Conversion Price in effect immediately prior to the date of the announcement of the terms of such issue (for the purpose of this sub-paragraph (f), the "Applicable Price"), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the date of such announcement by a fraction of which the numerator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares which the aggregate amount payable for the issue would purchase at the Applicable Price and the denominator is the number of Shares in issue immediately before the date of such announcement plus the number of Shares so issued. Such adjustment shall become effective on the date of the issue.

      (g) If and whenever the Company shall issue Shares for the acquisition of assets at a Total Effective Consideration per Share (as defined below in this sub-paragraph (g)) which is less than the greater of either the closing price per Share at the date of the announcement of the terms of such issue or the Conversion Price in effect immediately prior to the date of the announcement of the terms of such issue, the Conversion Price shall be adjusted in such manner as may be determined by an approved merchant bank , such adjustment to become effective on the date of issue. For the purposes of this sub-paragraph (g), "Total Effective Consideration" shall be the aggregate consideration credited as being paid for such Shares by the Company on acquisition of the relevant asset without any deduction of any commissions, discounts or expenses paid, allowed or incurred in connection with the issue thereof, and the "Total Effective Consideration per Share" shall be the Total Effective Consideration divided by the number of Shares issued as aforesaid.

      (h) If and whenever the average closing price per Share for the 20 consecutive trading days immediately preceding [ ] (being the date falling on the first anniversary of the date of issue of the Notes by the Company) is lower than the Conversion Price (the "First Average Price"), the Conversion Price shall be adjusted to the First Average Price, provided that the

            First Average Price shall not fall below HK$0.015. For the avoidance of doubt, if the First Average Price falls below HK$0.015, the Conversion Price shall be adjusted to HK$0.015. Such adjustment shall become effective on the first anniversary of the date of issue of the Notes by the Company. If and whenever the Shares by reason of any consolidation or sub-division become of a different nominal amount than HK$0.01 each, the floor First Average Price of HK$0.015 stated above shall be adjusted in the same manner as provided in Clause 7.1(a) substituting the Conversion Price used therein by the floor First Average Price.

      (i) If and whenever the average closing price per Share for the 20 consecutive trading days immediately preceding [ ] (being the date falling on the second anniversary of the date of issue of the Notes by the Company) is lower than the Conversion Price (the "Second Average Price"), the Conversion Price shall be adjusted to the Second Average Price, provided that the Second Average Price shall not fall below HK$0.015. For the avoidance of doubt, if the Second Average Price falls below HK$0.015, the Conversion Price shall be adjusted to HK$0.015. Such adjustment shall become effective on the second anniversary of the date of issue of the Notes by the Company. If and whenever the Shares by reason of any consolidation or sub-division become of a different nominal amount than HK$0.01 each, the floor Second Average Price of HK$0.015 stated above shall be adjusted in the same manner as provided in Clause 7.1(a) substituting the Conversion Price used therein by the floor Second Average Price.

      (j) If the Company or the Noteholder determines that an adjustment should be made to the Conversion Price as a result of one or more events or circumstances (whether or not referred to in sub-paragraphs (a) to (i) above) (even if the relevant event or circumstance is specifically excluded in the Conditions from the operation of sub-paragraphs (a) to (i) above), or that an adjustment should not be made (even if the relevant or circumstance is specifically provided for in sub-paragraphs (a) to (i) above), or that the effective date for the relevant adjustment should be a date other than that mentioned in sub-paragraphs (a) to (i) above, the Company or the Noteholder may, at the expense of the Company, request the approved merchant bank, acting as expert, to determine as soon as practicable (i) what adjustment (if any) to the Conversion Price is fair and reasonable to take account thereto and is appropriate to give the result which the approved merchant bank considers in good faith to reflect the intentions of the provisions of this Condition 7; and (ii) the date on which such adjustment should take effect; and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this sub-paragraph (h) if the approved merchant bank is so requested to make such a determination.

7.2   For the purposes of this Condition 7:

      "announcement" shall include the release of an announcement to the press or the delivery or transmission by telephone, telex or otherwise of an announcement to the Stock Exchange and "date of announcement" shall mean the date on which the announcement is first so released, delivered or transmitted;

      "approved merchant bank" means a merchant bank of repute in Hong Kong selected by the Company and approved by the Noteholder for the purpose of providing a specific opinion or calculation or determination hereunder or such merchant bank as may be appointed by the President for the time being of The Law Society of Hong Kong upon the request of either the Company or the Noteholder;

      "Capital Distribution" shall (without prejudice to the generality of that phrase) include distributions in cash or specie. Any dividend charged or provided for in the accounts for any financial period shall (whenever paid and however described) be deemed to be a Capital Distribution provided that any such dividend shall not automatically be so deemed if it is paid out of the aggregate of the net profits (less losses) attributable to the holders of Shares for all financial periods after 31 December 2002 as shown in the audited consolidated profit and loss account of the Company and its subsidiaries for each financial period ended 31 December;

      "issue" shall include allot;

      "market price" mean the average of the closing price per Share for each of the last twenty (20) Stock Exchange trading days on which dealings in the Shares on the Stock Exchange took place ending on such trading day last preceding the day on or as of which the market price is to be ascertained;

      "reserves" includes unappropriated profits; and

      "rights" includes rights in whatsoever form issued.

7.3   The provisions of sub-paragraphs (b), (c), (d), (e) and (f) of Condition
      7.1 shall not apply to:

      (a) an issue of fully paid Shares upon the exercise of any conversion rights attached to securities convertible into Shares or upon exercise of any rights (including any conversion of this Note) to acquire Shares (except a rights issue) provided that an adjustment (if required) has been made under this Condition 7 in respect of the issue of such securities or granting of such rights (as the case may be);

      (b) an issue of fully-paid Shares by way of capitalization of all or part of any subscription right reserve, or any similar reserve which has been or may be established pursuant to the terms of any securities wholly or partly convertible into, or rights to acquire, Shares; or

      (c) an issue of Shares pursuant to a scrip dividend scheme where an amount not less than the nominal amount of the Shares so issued is capitalised and the market value of such Shares is not more than 110 per cent. of the amount of dividend which holders of the Shares could elect to or would otherwise receive in cash, for which purpose the "market value" of a Share shall mean the average of the closing prices such Stock Exchange dealing days on which dealings in the Shares took place (being not less than twenty (20) such days) as are selected by the directors of the Company in connection with determining the basis of allotment in respect of the relevant scrip dividend and which fall within the period of one month ending on the last day on which holders of Shares may elect to receive or (as the case may be) not to receive the relevant dividend in cash.

7.4 Any adjustment to the Conversion Price shall be made to the nearest one-hundredth of a cent so that any amount under 0.005 cent shall be rounded down and any amount of 0.005 cent or more shall be rounded up.

7.5 Notwithstanding anything contained herein, no adjustment shall be made to the Conversion Price in any case in which the amount by which the same would be reduced in accordance with the foregoing provisions of this Condition would be less than one-hundredth of a cent and any adjustment that would otherwise be required then to be made shall not be carried forward.

7.6 If the Company or any subsidiary of the Company shall in any way modify the rights attached to any share or loan capital so as wholly or partly to convert or make convertible such share or loan capital into, or attach thereto any rights to acquire, Shares, the Company shall appoint an approved merchant bank to consider whether any adjustment to the Conversion Price is appropriate (and if such approved merchant bank shall certify that any such adjustment is appropriate, the Conversion Price shall be adjusted accordingly and the provisions of Conditions 7.4, 7.5, 7.7, 7.8, 7.9, 7.10 and 7.11 shall apply).

7.7 Whenever the Conversion Price is adjusted as herein provided the Company shall as soon as possible but not later than two Business Days after the relevant adjustment has been determined give notice of the same to the Noteholder (setting forth the event giving rise to the adjustment, the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date thereof).

7.8 Notwithstanding any other provision of this Condition 7, no adjustment shall be made which would (but for this Condition 7.8) result in the Conversion Price being reduced so that on conversion, Shares would fall to be issued at a discount to their nominal value, and in such case an adjustment shall be made to the effect that the Conversion Price will be reduced to the nominal value of the Shares.

7.9 Any adjustment to the Conversion Price shall not involve an increase in the Conversion Price (except upon any consolidation of the Shares pursuant to Condition 7.1(a)).

7.10 Every adjustment to the Conversion Price shall be certified in writing by an approved merchant bank (as defined in Condition 7.2).

7.11 The Company shall make available for inspection at its principal place of business in Hong Kong at all times after the effective date of the adjustment in the Conversion Price and so long as this Note remains outstanding, a signed copy of the certificate of the approved merchant bank and a certificate signed by a director of the Company setting forth brief particulars of the event giving rise to the adjustment, the Conversion Price in effect prior to the adjustment, the adjusted Conversion Price and the effective date thereof and shall, on request, send a copy thereof to the Noteholder.

8     Procedure for Conversion and Share Issue

      8.1 The Conversion Rights may, subject as provided herein, be exercised on any Business Day, on or prior to the Maturity Date, by the Noteholder delivering a written notice to the Company in accordance with Condition 15 stating the intention of the Noteholder to convert the whole or any part(s) of the principal amount of this Note into Shares. Any such conversion notice shall be in the form annexed to the Conditions.

      8.2 The Company shall pay all taxes and stamp duty, issue and registration duties (if any) and levies and charges (if any) arising on any conversion.

            (a) The Conversion Shares shall be allotted and issued by the Company, credited as fully paid to the Noteholder or as it may direct, within two (2) Business Days after, and with effect from, the later of the Exercise Date or the date on which the certificate for this Note is delivered to and received by the Company.

            (b) The certificate(s) for the Conversion Shares to which the Noteholder or such person as it may direct shall become entitled in consequence of any conversion shall, if the Noteholder so requests in the notice, be deposited in the CCASS participant's stock account set out in the notice or in the absence of such request by the Noteholder, shall be issued in board lots to the extent possible, with one certificate for any odd lot of Shares arising from conversion and made available for collection at the Company's address specified in Condition 15, in each case, within the two (2) Business Days period provided for in sub-paragraph (a) above, and (if appropriate) the certificate for this Note with an endorsement thereon by a director of the Company for any balance of this Note not converted shall be made available for collection at the Company's address specified in Condition 15 within the same period.

9     Protection of the Noteholder

      9.1 So long as this Note is outstanding, unless with prior written approval of the Noteholder :

            (a) the Company shall from time to time keep available for issue, free from pre-emptive rights, out of its authorized but unissued capital, sufficient Shares to satisfy in full the Conversion Rights at the Conversion Price and all other rights for the time being outstanding of subscription for and conversion into Shares;

            (b) the Company shall not in any way modify the rights attached to the Shares as a class or attach any special restrictions thereto;

            (c) the Company shall procure that at no time shall there be in issue Shares of different nominal values;

            (d) other than as a result of, or in circumstances where, an offer made to holders of Shares to acquire all or any proportion of the Shares becoming unconditional the Company shall use its best endeavours to:

                  (i) maintain a listing for all the issued Shares on the Stock Exchange;

                  (ii) obtain and maintain a listing on the Stock Exchange for all the Conversion Shares issued on the exercise of the Conversion Rights; and

                  (iii) obtain and maintain a listing for all the Conversion
                        Shares issued on the exercise of the Conversion Rights on any other stock exchange on which any of the Shares are for the time being listed;

                  and will forthwith give notice to the Noteholder in accordance with Condition 15 of the listing or delisting of the Shares by any such stock exchange;

            (e) the Company shall provide the Noteholder with a copy of its annual reports, annual financial statements and interim reports and all other statements and circulars sent by the Company to its shareholders within three (3) Business Days after the Company sends the same to its shareholders;

            (f) the Company shall ensure that all Conversion Shares issued upon conversion of this Note shall be duly and validly issued fully paid and registered;

            (g) as soon as possible and in any event not later than two (2) Business Days after the announcement of the full terms of any event which give rise to adjustments pursuant to Condition 7 (or, if later, as soon as the relevant adjustment thereunder can reasonably be determined), give notice to the Noteholder advising it of the date on which the relevant adjustment of the Conversion Price is likely to become effective and of the effect of exercising the Conversion Rights pending such date; and

            (h) the Company shall comply with and procure the compliance of all conditions imposed by the Stock Exchange or by any other competent authority (in Hong Kong or elsewhere) for approval of the issue of this Note or for the listing of and permission to deal in the Shares issued or to be issued on the exercise of the Conversion Rights and ensure the continued compliance thereof (provided in each case that the Noteholder complies with and satisfies all such conditions).

      9.2 If an offer is made to all holders of Shares (or such holders other than the offeror and/or any company controlled by the offeror and/or persons associated or acting in concert with the offeror) to acquire all or a portion of the Shares and such offer comes to the knowledge of the Company, the Company shall forthwith give notice of such offer to the Noteholder and shall use all its reasonable endeavours to procure that a similar offer is extended in respect of this Note or in respect of any Shares issued on conversion of this Note during the period of the offer.

      9.3 The Company shall procure that no security issued by the Company shall be converted into Shares or exchanged for Shares except in accordance with the terms of issue thereof and that no security issued by the Company without the right to convert into Shares or to be exchanged for shares shall subsequently be granted such rights.

      9.4 The Company shall not do any act or engage in any transaction the result of which, having regard to the provisions of Condition 7, would be to reduce the Conversion Price to below the nominal amount of a Share.

      9.5 The Company shall not make any reduction or redemption of share capital, share premium account or capital redemption reserve involving the repayment of money to shareholders of the Company (other than to shareholders of the Company having the right on a winding-up to a return of capital in priority to the holders of Shares) or reduce any uncalled liability in respect thereof unless, in any such case, the same gives rise (or would, but for the provisions of Condition 7(e) give rise) to an adjustment of the Conversion Price in accordance with Condition 7.

      9.6 The Company shall not close its register of shareholders for more than ten (10) Business Days each year (in addition to any period required by law or regulation including the Listing Rules) or take any other action which prevents the transfer of its Shares generally unless, under the laws of Hong Kong and Bermuda and the bye-laws of the Company as then in effect, this Note may be converted legally into Shares and the Shares so converted may be transferred at all times during the period of such closure. The Company shall not take any action which prevents the conversion of this Note or delivery of Shares in respect thereof.

      9.7 The Company hereby covenants with and undertakes to the Noteholder that, so long as this Note remains outstanding, copies of all press releases and information routinely provided or otherwise made available to shareholders of the Company and any public filings made to any Hong Kong regulatory organization by the Company shall be sent to the Noteholder no later than one (1) Business Day after such information becomes publicly available.

      9.8 The Company shall not issue or pay up any securities by way of capitalization of profits or reserves other than (i) by the issue of fully paid Shares to holders of its Shares; or (ii) as mentioned in Condition 7.3(b); or (iii) by the issue of Shares in lieu of a cash dividend in the manner referred to in Condition 7.3(c).

      9.9 The Company shall not create or permit to be in issue any share capital other than the Shares, provided that nothing in this Condition 9.9 shall prevent any consolidation or sub-division of the

            Shares.

      9.10 The Company shall not make any distribution in specie to holders of Shares unless the Noteholder is entitled to the Specie Distribution Right (as defined in Condition 11) in accordance with Condition 11.

      9.11 The Company shall not enter into any deed, agreement, assignment, instrument or documents whatsoever binding on it which may result in any breach of any of the terms and conditions of this Note.

      9.12  The Company shall not without the prior written consent of the
            Noteholder:

            (a) amend the terms and conditions of any of the Other Convertible Notes; or

            (b) repay the outstanding principal amount of any of the Other Convertible Notes or any part(s) thereof prior to its maturity.

      9.13 Upon receipt of a conversion notice in respect of any of the Other Convertible Notes, the Company shall forthwith give notice of such conversion to the Noteholder together with a copy of the conversion notice received by it.

10    Events of default

      If any of the following events ("Events of Default") occurs, the Noteholder may give notice to the Company that this Note, on the giving of such notice, is immediately due and payable at its principal amount then outstanding together with interest from the date of issue of this Note up to and excluding the date of payment:

      (a)   the listing of the Shares (as a class) on the Stock Exchange:

            (i)   ceases; or

            (ii) is suspended for a continuous period of ten (10) Business Days on each of which the Stock Exchange is generally open for trading due to the default of the Company or any of its directors, officers, employees or agents;

      (b) the Company breaches any of the Warranties (as defined in the Subscription Agreement) or defaults in performance or compliance with any of its obligations contained in the Conditions, which breach or default is incapable of remedy or, if capable of remedy, is not remedied within fourteen (14) Business Days after notice of such breach or default is sent from the Noteholder to the Company;

      (c) an encumbrancer takes possession or a receiver, manager or other similar officer is appointed of the whole or any material part of the undertaking, property, assets or revenues of the Company or any of its subsidiaries;

      (d) the Company or any of its subsidiaries becomes insolvent or is unable to pay its debts as they mature or applies for or consents to the appointment of any administrator, liquidator or receiver of the whole or any material part of its undertaking, property, assets or revenues or enters into a general assignment or compromise with or for the benefit of its creditors;

      (e) an order is made or an effective resolution passed for winding-up of the Company or any of its material subsidiaries;

      (f) the Company defaults in the payment of the principal or interest in respect of this Note when and as the same ought to be paid and such default is not remedied by the Company within three (3) Business Days of the due date thereof;

      (g) any other debentures, bonds, notes or other instruments of indebtedness or any other loan indebtedness ("Indebtedness") of the Company and its subsidiaries or any securities convertible into or exchangeable for shares ("Equity-Linked Securities") of the Company and its subsidiaries become prematurely repayable following a default in respect of the terms thereof which shall not have been remedied, or the Company or any of its subsidiaries defaults in the repayment of the Indebtedness or Equity Linked Securities at the maturity thereof or at the expiration of any applicable grace period thereof, or any guarantee of or indemnity in respect of any Indebtedness or Equity Linked Securities of others given by the Company or any of its material subsidiaries shall not be honoured when due and called upon;

      (h) a moratorium is agreed or declared in respect of any indebtedness of the Company or any of its subsidiaries or any governmental authority or agency condemns, seizes, compulsorily purchases or expropriates all or any material part of the assets of the Company or any of its subsidiaries; or

      (i) the Company or any of its subsidiaries consolidates or amalgamates with or merge into any other corporation (other than a consolidation, amalgamation or merger in which the Company or such subsidiary is the continuing corporation), or the Company or any of its subsidiaries sells or transfers all or substantially all of its assets, provided that notwithstanding the foregoing, if the Company shall fail to issue the Conversion Shares in accordance with the Conditions, the Noteholder shall be entitled to bring an action against the Company for either specific performance or damages. The Company will forthwith on becoming aware of any such event as is mentioned in this Condition give notice in writing thereof to the Noteholder. At any time after any interest amount or the principal amount of the Note has become payable, the Noteholder may without further notice institute such proceedings as it may think fit to enforce payment of the monies due.

11    Distribution in Specie

      If the Company declares a distribution in specie other than an issue of Shares in lieu of a cash dividend falling under Condition 7.3(c) (a "Specie Distribution") to shareholders at any time during the period in which the Noteholder can exercise its Conversion Rights, Noteholder will, unless an adjustment to the

      Conversion Price has been made under Condition 7 in respect of the Specie Distribution in full, be entitled to an amount (the "Specie Distribution Right") which shall be determined as follows:

      (a) the Company and the Noteholder will forthwith on the date of announcement of the Specie Distribution instruct the approved merchant bank (as defined in Condition 7.2) to value the Specie Distribution which would have been payable to the Noteholder on the Shares falling to be issued if the Noteholder had exercised its Conversion Rights immediately prior to the record date for the Specie Distribution in respect of the whole or any part(s) of the principal amount of the Note then outstanding (the "Notional Specie Distribution); and

      (b) upon the determination of the approved merchant bank's valuation of the Notional Specie Distribution (which valuation shall be final and binding on both the Company and the Noteholder) the Company will pay a cash amount equal to the value of the Notional Specie Distribution to the Noteholder.

12    Voting

      The Noteholder shall not be entitled to receive notices of, attend or vote at, any meetings of the Company by reason only of it being the Noteholder.

13    Experts

      In giving any certificate or making the Adjustment, any approved merchant bank (as defined in Condition 7.2) appointed shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision shall be conclusive and binding on the Company and the Noteholder and all persons claiming through or under them respectively.

14    Replacement Note

      14.1 If the certificate for this Note is lost or mutilated, the Noteholder shall notify the Company as soon as practicable and a replacement certificate shall be issued if the Noteholder provides the Company with a declaration by the Noteholder or its officer that the certificate for this Note had been lost or mutilated (as the case may be) or other evidence that the certificate for this Note had been lost or mutilated, together with the mutilated the certificate for this Note (if applicable).

      14.2 The certificate for this Note replaced in accordance with this Condition shall forthwith be cancelled.

15    Notices

      Any notice required or permitted to be given by delivering it to the party:

      (a)   in the case of the Noteholder, at the following address : [ ]

            Facsimile : [ ]
            Attention : [ ]

      (b)   in the case of the Company, at the following address :

            7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong
            Facsimile : (852) 2542 0298
            Attention : Board of Directors

      or to such other Hong Kong address or facsimile as the Company may have notified to the Noteholder or vice versa pursuant to this Condition 15 and may be given by sending it by registered post or by hand to such address or to such other address as the party concerned may have notified to the other parties in accordance with this Condition and such notice shall be deemed to be served on the day of delivery (or on the immediately following Business Day, if the day of delivery is not a Business Day or if the delivery or transmission is made after 5:00 p.m. Hong Kong time), or in the case of registered post 48 hours after posting, or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed, or if given or made by facsimile, when despatched with confirmation of successful transmission (and if the deemed date of delivery is not a Business Day, on the immediately following Business
      Day). Acknowledgement in writing of receipt of a notice by or on behalf of a party, signed or initialled by any employee of such party, shall be evidence that such notice has been duly served in accordance with this Condition.

16    Amendment

      The terms and conditions of this Note may be varied, expanded or amended by agreement in writing between the Company and the Noteholder.

17.   Governing law and jurisdiction

      This Note is governed by and shall be construed in accordance with Hong Kong law and the Company and the Noteholder agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong in connection herewith.

                                CONVERSION NOTICE

                       [To be attached to the Conditions]

Terms defined in the agreement in respect of the issue of convertible note dated [ ] 2004 between [ ] and [ ] and in the certificate for the Note (as may be amended) shall bear the same meanings in this Conversion Notice.

The undersigned hereby irrevocably elects to convert the following amount of this Note into shares of HK$0.01 each in Wing On Travel (Holdings) Limited in accordance with the terms and conditions of the Note and the terms below.

Amount to be converted: HK$[*]
(the Note must be attached to this notice)

Name of Noteholder:__________________________________________________________

Exercise Date:_______________________________________________________________
(the date this notice is given, or deemed to be given, by the Noteholder)

Applicable Conversion Price:_________________________________________________

Name in which Shares to be issued:___________________________________________

Address of shareholder:______________________________________________________

Signature of Noteholder:_____________________________________________________

                                FORM OF TRANSFER

                       [To be attached to the Conditions]

To: Wing On (Holdings) Limited (the "COMPANY")

We are the holder of HK$[ ] in aggregate principal amount of the HK$[ ] 2% Convertible Note due 2007 (the "NOTE") issued by the Company on [ ] 2004.

References in this Transfer Form to "CONDITIONS" are to the terms and conditions on which the Note was issued, as the same may have been amended from time to time pursuant to the terms thereof. Terms defined in the Conditions will have the same meaning herein, save where the context otherwise requires.

1. We hereby transfer [all/part] of the Note registered in our name in the Register to:

      _______________________________________________________________________

      of/whose registered office address is at*

      _______________________________________________________________________

      _______________________________________________________________________

      _______________________________________________________________________
      (the "TRANSFEREE")

2.    Total principal amount and Certificate number of the transferred Note:

      Total principal amount to be transferred                 ______________

      Certificate number of Certificate for Note
      being transferred                                        ______________

[3.   + Total principal amount of Note to be retained:

      Total principal amount to be retained                    ______________]

4. We hereby request that a Certificate in respect of the transferred Note (as referred to in paragraph 2 above) be issued to the person(s) whose name(s) and address(es) are set out in paragraph 1 above and that such
      Certificate:

      *(a) be despatched by registered mail to the person whose name and address are given below and in the manner specified below:

            Name    : ___________________________

            Address : ___________________________

                      ___________________________

                      ___________________________

      *(b) if no name and address are given in (a) above, be made available for collection at the office of the Company referred to for that purpose in the Conditions.

5. The Certificate in respect of the transferred Note (as referred to in paragraph 2 above) is enclosed with this Transfer Form.

[6. + We hereby request that a Certificate in respect of the Note to be retained by us as set out in paragraph 3 above be issued to the person(s) whose name(s) and address(es) is/are set out below:

      Name    :       ___________________________

      Address :       ___________________________

                      ___________________________

                      ___________________________

      and that such Certificate:

      *(a) be despatched by registered mail to the person whose name and address are given below and in the manner specified below:

            Name    : ___________________________

            Address : ___________________________

                      ___________________________

                      ___________________________

      *(b) if no name and address are given above, then such certificate will be made available for collection at the office of the Company specified or referred to for that purpose in the

            Conditions.]

[7. The registered account of the Transferee (being a HK$ account) for the purposes of receipt of principal and interest on and any other amounts in respect of the Note is (unless otherwise instructed by the Transferee) as follows:

      Name of Account      :     ___________________________

      Account No           :     ___________________________

      Sort Code            :     ___________________________

      Name of Bank         :     ___________________________

      Address of Bank      :     ___________________________

                                 ___________________________]

*     delete as appropriate

+ complete if only transferring part of the Note of which the transferring Noteholder is the holder, otherwise delete.

Name of Transferor         :     ___________________________

Signature of Transferor    :     ___________________________

Date                       :     ___________________________

Name of Transferee         :     ___________________________

Signature of Transferee    :     ___________________________

Date                       :     ___________________________

                                   SCHEDULE 2

                             COMPLETION REQUIREMENTS

1.    Obligations of the Company

      At Completion, the Company shall deliver to the Subscriber:

      (a) a certified copy of the board resolution of the Company approving and authorizing the execution and completion of this Agreement and the issue to the Subscriber or its nominee(s) of the Certificate in respect of the Note for the principal amount of HK$155,000,000.00 by the Company;

      (b) a certified copy of the shareholders' resolutions of the Company approving the matters specified in Clause 3.1(b) and certified copies of documentary or other evidence reasonably satisfactory to the Subscriber showing that the Conditions Precedent (to the extent not waived) have been fulfilled; and

      (c) a Certificate for the Note for the principal amount of HK$155,000,000.00 duly issued in favour of the Subscriber or its nominee.

2.    Obligations of the Subscriber

      At Completion, the Subscriber shall satisfy and discharge its obligation to pay to the Company HK$155,000,000.00 (being the subscription price of the Note for which the Subscriber has agreed to subscribe or procure subscription under Clause 2.1) in the following manner:

      (a)   the Company shall:

            (i) give the Subscriber a direction in writing at least two (2) Business Days prior to the Completion that the subscription price for the Note shall be, whether as to the entirety or a sufficient portion thereof, applied to repay the entire outstanding principal amount of the 2002 Convertible Note as at the Completion Date; and

            (ii) at Completion pay all the interest accrued under the 2002 Convertible Note from the last interest payment date up to and including the Completion Date in accordance with the terms of the 2002 Convertible Note by way of cheque drawn in favour of Million Good (or as it may direct); and

      (b) the Subscriber shall against the Company's compliance with the obligations set out in paragraph 2(a) contemporaneously deliver to the Company on Completion the following:

            (i) the original certificate of the 2002 Convertible Note for cancellation; and

            (ii) if and to the extent that there is any remaining balance of the subscription price for the Note not applied in redemption of the 2002 Convertible Note as aforesaid, a cheque, dated on or before the Completion Date and drawn on a licensed bank in Hong Kong, for an amount equal to such remaining balance drawn in favour of the Company (or such other person as it may direct), whereupon the 2002 Convertible Note shall be deemed to have been duly redeemed at the principal amount and accrued interest then outstanding without any penalty, premium or fee on the part of the Company, which shall be (and the Subscriber shall procure the Company to be) fully and absolutely released and discharged of any and all outstanding payment obligations and liabilities under the 2002 Convertible Note notwithstanding any provisions thereof.

                                   SCHEDULE 3

                                   WARRANTIES

(a) Incorporation: the Company is duly incorporated and validly existing in good standing under the laws of Bermuda with power to conduct its business in the manner presently conducted and the information contained in Recitals (A) to (C) is true and accurate. The entire existing issued share capital of the Company is listed on the Stock Exchange. The Company is not aware of any circumstances whereby such listing will be suspended, cancelled or revoked at Completion.

(b)   Authorization:

      (i) save as mentioned in this Agreement and subject to the fulfillment of the Conditions Precedent, the Company has the full power and authority to enter into and perform this Agreement and the directors of the Company are authorized to issue the Note and that in entering into this Agreement, the Company does not do so in breach of any applicable legislation or rules and this Agreement constitutes and the Note, when issued, shall constitute valid, binding and enforceable obligations of the Company; and

      (ii) subject to the fulfillment of the Conditions Precedent, the Company has full power and authority to issue the Note and perform its obligations thereunder, and in particular the Company shall at all material times have sufficient authorized but unissued share capital for the Company to perform its obligations under the Note (to the extent unredeemed and unconverted) and the Conversion Shares, when issued, shall be duly authorized and shall rank pari passu in all respects with all other existing Shares outstanding at the date of conversion and be entitled to all dividends and distributions the record date for which falls on a date on or after the date of the conversion notice.

(c) Consents: subject to the fulfillment of the Conditions Precedent, all necessary consents authorizations and approvals of any governmental agency or regulatory body required in Bermuda or Hong Kong or any other relevant jurisdiction for or in connection with this Agreement and the Note and the performance of the terms hereof and thereof have been obtained or made or shall have been obtained or made by Completion.

(d) No Conflict: subject to the fulfillment of the Conditions Precedent, the execution of this Agreement and the issue of the Note does not infringe and is not contrary to any laws or regulations of any government or regulatory body of Hong Kong or Bermuda or any other relevant jurisdiction and does not result in any breach of the terms of the Memorandum of Association and Bye-laws of the Company and shall not conflict with or result in a breach of any of the terms of or constitute a default under any deed, agreement, mortgage or other obligation to which the Company is a party or by which any of its properties or assets are bound.

(e) Litigation: there are no actions, suits, proceedings, arbitration or administrative proceeding that is currently taking place or pending or threatened against or affecting any member of the Group or any of its properties or assets which would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), prospects, results of operations or general affairs of the Group taken as a whole, or on the ability of the Company to perform its obligations under this Agreement and the Note, or which are otherwise material in the context of the issue and delivery of the Note.

(f) Absence of Certain Changes: since 31 December 2002, there has been no material adverse change in the condition (financial or otherwise), prospects, results of operations or general affairs or prospect of the Group taken as a whole. Since 31 December 2002 and up to the date of this Agreement, no dividend or any other distribution has been declared, made or paid by the Company.

(g) Financial Statements: the Accounts present a true and fair view of the results and the state of affairs and financial position of the Group as at 31 December 2002 and for the period specified therein and the Accounts have been prepared in accordance with generally accepted accounting principles and practice including all applicable statements of standard accounting practice generally applied in Hong Kong. The Accounts make proper provision for all of the actual and contingent liabilities of the Company or any of its subsidiaries and comply with the applicable disclosure requirements of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong). The Interim Report presents a true and fair view of the results and the state of affairs and financial position of the Group as at 30 June 2003 and for the period specified therein and the Interim Report has been prepared in accordance with all applicable statements of standard accounting practice generally applied in Hong Kong.

(h) Outstanding Options: save for the Share Option Plan, the 2002 Convertible Note, the Notes Subscription Agreements, this Agreement and the convertible notes issued by the Company as disclosed in the annual report of the Company for the accounting period ended 31 December 2002, there are no options, rights to acquire, or any other form of security or encumbrance on over or affecting any part of the unissued share capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

(i) None of the members of the Group is in breach of any rules, regulations or requirements of the Stock Exchange in any respect.

(j) No material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default.

(k) No event exists or has occurred and no condition is in existence which would be (after the issue of the Note) an event of default under Condition 10 of the Conditions and no event or act has occurred which, with the giving of notices, or the lapse or time, or both, would (after the issue of the Note), constitute such an event of default.

(l) All information and documents supplied by the Company and its subsidiaries, and their respective directors, solicitors, accountants or auditors to the Subscriber relating to the Group are complete, accurate and up-to-date in all respects.

(m) There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company and/or any of its subsidiaries which have not been fully and fairly disclosed in writing to the Subscriber and which, if disclosed, might reasonably have been expected to affect the decision of any prudent investor to enter into this Agreement.

(n) Without the prior written consent of the Subscriber, from the date hereof until the issue of the Note, no act will be done and no circumstances will arise which will had the Note been issued as at the date hereof give rise to an adjustment of the Conversion Price (as defined in the Conditions) under Condition 7 of the Note.

(o) The terms and conditions under the Notes Subscription Agreements are no more favourable to the subscribers thereunder than those available to the Subscriber hereunder and there will be no amendments to any such term or condition without a similar amendment to this Agreement.

AS WITNESS whereof this Agreement has been duly executed on the date first above written.

SIGNED by                  )
                        )
for and on behalf of       )
WING ON TRAVEL             )
(HOLDINGS) LIMITED            )
in the presence of:        )

_______________________________

SIGNED by                  )
                        )
for and on behalf of       )
CHINA ENTERPRISES LIMITED)
in the presence of:        )

_______________________________